Exhibit 99(a)(1)(H)

Fourth Supplement dated April 10, 2019

to the Jerrick Media Holdings, Inc. Offer to Exchange

This Supplement dated April 10, 2019 (“Supplement No. 4”) to the Jerrick Media Holdings, Inc. Offer to Exchange dated February 14, 2019 amends and supplements the information provided in the Offer to Exchange, the First Supplement to the Offer to Exchange dated March 15, 2019, the Second Supplement to the Offer to Exchange dated March 22, 2019, and the Third Supplement to the Offer to Exchange dated April 2, 2019 as set forth below. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Offer to Exchange. Except as specifically provided herein, the information contained in the Offer to Exchange remains unchanged.

The Offer to Exchange shall be amended as follows:

Section 2. “Procedure for tendering Warrants” is hereby amended and restated entirely and now reads as follows:

A.	Procedures for Tendering Warrants

You do not have to participate in the Offer. If you decide not to participate in the Offer, you do not need to do anything and your Warrants will remain outstanding until they expire by their terms or are exercised.

To participate in the Offer, you must properly complete, sign and date the Letter of Transmittal related to this Offer to Exchange and mail or otherwise deliver to the Company the Letter of Transmittal and your Warrants so that the Company receives them no later than 11:59 P.M., Eastern Time, on April 11, 2019, the expiration of the Offer (or such later date and time if we extend the Offer), at the address set forth in the Letter of Transmittal. If any Warrant(s) that you desire to exchange have been lost or destroyed, you must complete the Affidavit of Loss and Indemnification attached to the Letter of Transmittal in lieu of delivering your Warrants to the Company. Original Warrants must be mailed or physically delivered to the Company, but the Company will accept email delivery of the Letter of Transmittal and Affidavit of Loss and Indemnification at chelsea@jerrick.media.

The Letter of Transmittal must be executed by the record holder of the tendered Warrants. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Letter of Transmittal.

If you do not submit a Letter of Transmittal for your Warrants prior to the expiration of the Offer, or if you submit an incomplete or incorrectly completed Letter of Transmittal, you will be considered to have rejected the Exchange.

THE METHOD OF DELIVERY OF WARRANTS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO COMPANY IS AT THE ELECTION, EXPENSE AND RISK OF THE HOLDER. IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE COMPANY BEFORE THE EXPIRATION DATE.

B.	Withdrawal Rights

You may change your election and withdraw your tendered Warrants only if you properly complete, sign and date the Withdrawal Form included with the Offer and mail, email or otherwise deliver the Withdrawal Form to us so that we receive it no later than 11:59 P.M., Eastern Time, on April 11, 2019, at 2050 Center Avenue, Suite 640, Fort Lee, NJ 07024, Attention: Jerrick Media Holdings. You may also withdraw your tendered Warrants pursuant to Rule 13e-4(f)(2)(ii) under the Exchange Act, if they have not been accepted by us for payment within 40 business days from the commencement of the Offer. Delivery of the Withdrawal Form by facsimile or email will not be accepted.

The Withdrawal Form must be executed by the record holder of the Warrants to be withdrawn. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Withdrawal Form.

Withdrawals of Warrants may not be rescinded. Any Warrants properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Warrants may be re-tendered by again following one of the procedures described in the Offer at any time prior to the Expiration Date.

ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL WILL BE DETERMINED BY THE COMPANY, IN ITS SOLE DISCRETION, WHOSE DETERMINATION WILL BE BINDING ALTHOUGH WARRANT HOLDERS ARE NOT FORECLOSED FROM CHALLENGING THE COMPANY’S DETERMINATIONS IN A COURT OF COMPETENT JURISDICTION. NONE OF THE COMPANY OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

THE METHOD OF DELIVERY OF YOUR WITHDRAWAL FORM TO THE COMPANY IS AT THE ELECTION, EXPENSE AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED OR CONFIRMED BY THE COMPANY. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE COMPANY BEFORE THE EXPIRATION DATE.

C.	Determination of Validity; Rejection of Warrants; Waiver of Defects; No Obligation to Give Notice of Defects

We will determine, in our discretion, all questions as to form, validity, including time of receipt, eligibility and acceptance of any tender of Warrants or withdrawal of tendered Warrants. Our determination of these matters will be binding although Warrant holders are not foreclosed from challenging the Company’s determinations in a court of competent jurisdiction. We may reject any or all tenders of or withdrawals of tendered Warrants that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. Otherwise, we expect to accept all properly and timely tendered Warrants which are not validly withdrawn. We may waive, as to all eligible Warrant holders, any defect or irregularity in any tender with respect to any particular Warrant. Any waiver granted as to one Warrant holder will be afforded to all holders of Warrants. We may also waive any of the conditions of the Offer, so long as such waiver is made with respect to all Warrant holders. No tender of Warrants or withdrawal of tendered Warrants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Warrant holder or waived by us. NEITHER WE NOR ANY OTHER PERSON IS OBLIGATED TO GIVE NOTICE OF ANY DEFECTS OR IRREGULARITIES IN TENDERS OR WITHDRAWALS, AND NO ONE WILL BE LIABLE FOR FAILING TO GIVE NOTICE OF ANY DEFECTS OR IRREGULARITIES.

D.	Acceptance of Warrants; Issuance of Common Stock

The Offer is scheduled to expire at 11:59 P.M., Eastern Time, on April 11, 2019 (subject to our right to extend the Offer).

Upon the terms and subject to the conditions of the Offer, we expect, upon the expiration of the Offer, to:

●	accept for exchange Warrants properly tendered and not validly withdrawn pursuant to the Offer; and

●	issue common stock in exchange for tendered Warrants pursuant to the Offer, rounding the number of shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of shares.

If you elect to tender your Warrants pursuant to the Offer and you do so according to the procedures described herein, you will have accepted the Offer. Our acceptance of your outstanding Warrants for tender in the Offer will form a binding agreement between you and us upon the terms and subject to the conditions of the Offer upon the expiration of the Offer. A tender of Warrants made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering Warrant holder that regardless of any action that we take with respect to any applicable tax related to the Offer and the disposition of Warrants, such Warrant holder acknowledges that the ultimate liability for all tax is and remains his, her or its sole responsibility. In that regard, a tender of Warrants authorizes us to withhold any applicable tax payable by a tendering Warrant holder.

If you elect not to participate in the Offer, your Warrants will remain outstanding until they expire or are exercised by their original terms.

If you tender Warrants pursuant to the Offer, you will receive legended Shares and you will generally be entitled to “tack” your holding period for purposes of Rule 144.

E.	Extension of the Offer; Termination; Amendment

Although we do not currently intend to do so, we may, from time to time, at our discretion, extend the Offer at any time. If we extend the Offer, we will continue to accept validly tendered Warrants until the new expiration date.

We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date, to terminate or amend the Offer and to postpone our acceptance of any tendered Warrant upon the occurrence of any of the conditions specified below under “The Offer—Conditions to the Offer.”

Extension or amendments to, or a termination of, the Offer may be made at any time and from time to time by an announcement. In the case of an extension, the announcement must be issued no later than 9:00 A.M., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement made pursuant to the Offer will be disseminated promptly to holders of Warrants in a manner reasonably designed to inform such holders of such amendment. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), and 13e-4(f)(1)(ii) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

F.	Conditions of the Offer

The Offer is subject to the following conditions: no action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to the Offer or the exchange of Warrants for Shares under the Offer by or before any court or governmental regulatory or administrative agency, authority or tribunal of competent jurisdiction, including, without limitation, taxing authorities, that challenges the making of the Offer or the exchange of Warrants for Shares under the Offer or would reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, the Offer or the exchange of Warrants for Shares under the Offer.

We may terminate the Offer if the Conditions of the Offer is not satisfied prior to the Expiration Date. In the event that we terminate the Offer, all Warrants tendered by a Warrant holder in connection with the Offer shall be returned to such Warrant holder and the Warrants will expire in accordance with their terms on their respective expiration dates and will otherwise remain subject to their original terms.

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